Exhibit 99.1
SandRidge Mississippian Trust II Announces Quarterly Distribution

SANDRIDGE MISSISSIPPIAN TRUST II
The Bank of New York Mellon Trust Company, N.A., Trustee
___________________________________________________________________________________________News Release
For Immediate Release
HOUSTON, Texas April 23, 2020 — SANDRIDGE MISSISSIPPIAN TRUST II (OTC: SDRMU) today announced a quarterly distribution for the three-month period ended March 31, 2020 (which primarily relates to production attributable to the Trust’s interests from December 1, 2019 to February 29, 2020) of approximately $0.7 million, or $0.015 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before May 29, 2020 to holders of record as of the close of business on May 15, 2020.

During the three-month production period ended February 29, 2020, average oil prices increased slightly and average natural gas and natural gas liquids (“NGL”) prices decreased compared to the three-month period ended November 30, 2019. Combined sales volumes were lower than the previous period. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

As described in the Trust’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”), the trust agreement governing the Trust requires the Trust to dissolve and commence winding up of its business and affairs if cash available for distribution for any four consecutive quarters, on a cumulative basis, is less than $5.0 million. As cash available for distribution for the four consecutive quarters ended December 31, 2019, on a cumulative basis, was approximately $4.392 million, the Trust commenced its winding up procedures beginning at the close of business on February 14, 2020. Accordingly, the Trustee will be required to sell all of the Trust’s assets, either by private sale or public auction, and distribute the net proceeds of the sale to the Trust unitholders after payment, or reasonable provision for payment, of all Trust liabilities, which is expected to include the establishment of cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, in accordance with the Delaware Statutory Trust Act. The sale process will involve costs that will reduce the amounts of any distributions to unitholders during the winding up period. As required by the trust agreement, the Trustee has engaged a third-party advisor to assist with the marketing and sale of the Trust’s assets. As provided in the trust agreement, SandRidge Energy, Inc. (“SandRidge”) has a right of first refusal with respect to any sale of assets to a third party. The Trustee expects to complete the sale of the Trust’s assets and distribute the net proceeds of the sale to the Trust unitholders by the end of 2020, and the Trust units are expected to be canceled shortly thereafter. Pending the sale or sales of the royalty interests, the Trust anticipates that it will continue to receive income from the royalty interests and will continue to make quarterly distributions to unitholders to the extent there is available cash after payment of Trust expenses and additions to cash reserves. The Trust will remain in existence until the filing of a certificate of cancellation with the Secretary of State of the State of Delaware following the completion of the winding up process.

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has been withholding the greater of $50,000 or 3.5%, increasing to $195,000 for the fourth quarter 2019 distribution, of the funds otherwise available for distribution each quarter to gradually increase existing cash reserves by a total of approximately $625,000 to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities. This targeted reserve amount has been funded and no additional cash reserve amount was withheld from the distribution for the three-month period ended March 31, 2020. Any cash reserves remaining after the payment of all expenses and liabilities and any further additions to cash reserves as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, will be distributed to unitholders prior to the completion of the winding up process.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Grant, Kay, Noble and Woods counties in northern Oklahoma and Barber, Comanche, Harper and Sumner counties in southern Kansas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the SEC, the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices, and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except average prices and per unit amount):

Sales Volumes
Oil (MBbl)	8
NGL (MBbl)	45
Natural Gas (MMcf)	378
Combined (MBoe)	116
Average Price
Oil (per Bbl)	$55.55
NGL (per Bbl)	$12.39
Natural Gas (per Mcf)	$1.42
Natural Gas (per Mcf) including impact of post-production expenses	$0.57
Revenues	$1,541
Expenses	794
Distributable income	747
Additional cash reserve	—
Distributable income available to unitholders	$747
Distributable income per unit (49,725,000 units issued and outstanding)	$0.015

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust II to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the "TCJA") enacted in December 2017 treats a non-U.S. holder's gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange. The TCJA also requires the transferee of units to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation. Pending the finalization of proposed regulations under IRC Section 1446, the IRS has suspended this new withholding obligation with respect to publically traded partnerships such as the Trust, which is classified as a partnership for federal and state income tax purposes

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include: the amount and date of any anticipated distribution to unitholders; expectations regarding the timing of the completion of the sale process and the winding up of the Trust, including the cancellation of the Trust units; expectations regarding the costs involved in the sale process; and statements regarding the possibility of future distributions to unitholders during the winding up period. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which have declined sharply since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the announcement in March 2020 of planned production increases by Saudi Arabia and could remain low for an extended period of time or decline further. Continued low oil, NGL and natural gas prices will reduce revenues to the Trust, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses, and the effect, impact, potential duration or other implications of the COVID-19 pandemic. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust II is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555